Exhibit 10.2

THIRD AMENDMENT TO LEASE AGREEMENT

THIS THIRD AMENDMENT TO LEASE AGREEMENT (the “Third Amendment”) is made as of this 29th day of July, 2019, between ARE-MA REGION NO. 20, LLC, a Delaware limited liability company (“Landlord”), and ULTRAGENYX PHARMACEUTICAL INC., a Delaware corporation (“Tenant”).

RECITALS:

A.Tenant and Landlord are parties to that certain Lease Agreement dated as of October 30, 2015, as amended by that certain First Amendment to Lease Agreement dated as of March 20, 2018, and as further amended by that certain Second Amendment to Lease Agreement made as of July 1, 2018 (as amended, the “Lease”).  Pursuant to the Lease, Tenant leases from Landlord certain premises consisting of approximately 24,038 rentable square feet (the “Original Premises”) and that certain storage area commonly known as Suite 003 containing approximately 504 rentable square feet (“Suite 003”) in that certain building located at 19 Presidential Way, Woburn, Massachusetts (the “Building”), as more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B.Landlord and Tenant desire, subject to the terms and conditions set forth below, to amend the Lease to, among other things, (i) terminate the lease with respect to Suite 003 and (ii) provide for Tenant to lease those portions of the Building commonly known as Suite 001 containing approximately 504 rentable square feet, Suite 002 containing approximately 567 rentable square feet, Suite 005 containing approximately 544 rentable square feet and Suite 006 containing approximately 821 rentable square feet, as shown on Exhibit A attached to this Third Amendment (collectively, the “Lower Level Premises”).

NOW, THEREFORE, in consideration of the mutual covenants herein expressed and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Tenant and Landlord agree as follows:

1.Surrender of Suite 003.  Tenant shall voluntarily surrender Suite 003 on or before July 31, 2019 (the “Termination Date”).  Suite 003 shall be surrendered to Landlord in broom swept clean condition.  After the Termination Date, Tenant shall have no further rights of any kind with respect to Suite 003.  Nothing herein shall excuse Tenant from its obligations under the Lease with respect to Suite 003 prior to the Termination Date and/or Tenant’s other obligations under the Lease, whether before and after the Termination Date, with respect to the Original Premises and the Lower Level Premises.

2.Lower Level Premises.  Commencing on August 1, 2019 (the “Lower Level Premises Commencement Date”), Tenant shall have the right during the Term to use the Lower Level Premises for the storage of Tenant’s property and for no other use or purpose.  Tenant may not store any Hazardous Materials in the Lower Level Premises.  Tenant acknowledges and agrees that, as of the Lower Level Premises Commencement Date, all of Tenant’s obligations under the Lease shall apply with respect to the Lower Level Premises as though the Lower Level Premises were part of the Premises, except that Tenant shall not be required to pay Base Rent or Operating Expenses with respect to the Lower Level Premises.  Tenant hereby accepts the Lower Level Premises on an “as is” basis and in their condition as of the Lower Level Premises Commencement Date, and Landlord is hereby expressly relieved and released from any duty or obligation to make any improvements or alterations to the Lower Level Premises or to otherwise maintain the Lower Level Premises.  The Lower Level Premises shall be surrendered to Landlord at the end of the Term in broom swept clean condition.

3.Lower Level Premises Fee.  Commencing on the Lower Level Premises Commencement Date, Tenant shall pay to Landlord fees (“Lower Level Premises Fee”) in the amount of $600 per month for Suite 001, $600 per month for Suite 002, $647.36 per month for Suite 005 and $976.99 per month for Suite 006.

Tenant shall pay to Landlord in advance, without demand, abatement, deduction or set-off, monthly installments of the Lower Level Premises Fee on or before the first day of each calendar month during the Term hereof, in lawful money of the United States of America.  Payments of the Lower Level Premises Fee for any fractional calendar month shall be prorated.

4.OFAC.  Tenant and all beneficial owners of Tenant are currently (a) in compliance with and shall at all times during the Term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during Term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

5.Brokers.  Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this Third Amendment and that no Broker brought about this transaction. Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker, other than the brokers, if any, named in this Third Amendment, claiming a commission or other form of compensation by virtue of having dealt with Landlord or Tenant, as applicable, with regard to this Third Amendment.

6.Miscellaneous.

a.This Third Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions.  This Third Amendment may be amended only by an agreement in writing, signed by the parties hereto.

b.This Third Amendment is binding upon and shall inure to the benefit of the parties hereto, and their respective successors and assigns.

c.This Third Amendment may be executed in 2 or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.  Electronic signatures shall be deemed original signatures for purposes of this Third Amendment and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.

d.Except as amended and/or modified by this Third Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Third Amendment.  In the event of any conflict between the provisions of this Third Amendment and the provisions of the Lease, the provisions of this Third Amendment shall prevail.  Whether or not specifically amended by this Third Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Third Amendment.

[Signatures are on the next page]

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Third Amendment as of the date first written above.

TENANT:

ULTRAGENYX PHARMACEUTICAL INC.,
a Delaware corporation

By: /s/ P.K. Tandon
Print Name:  P.K. Tandon

Its:

LANDLORD:

ARE-MA REGION NO. 20, LLC,
a Delaware limited liability company

By:ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
a Delaware limited partnership,
managing member

By:ARE-QRS CORP.,
a Maryland corporation,
general partner

By: /s/ Jackie Clem
Print Name: Jackie Clem
Its: RE Legal Affairs

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